CHYRON CORPORATION

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Preface

The Senior Financial Officers1 hold an important and elevated role in corporate governance. As an integral part of the senior management team of Chyron Corporation (the "Company"), Senior Financial Officers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the Company's stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. Senior Financial Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Company's financial organization, and by demonstrating the following:

I. Honest and Ethical Conduct

Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

  encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the Company itself;

  prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the Company and what could result in material personal gain for a member of the financial organization, including Senior Financial Officers;

  provide a mechanism for members of the finance organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior; and

  demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the finance organization.

II. Financial Records and Periodic Reports

Senior Financial Officers will establish and manage the Company's transaction and reporting systems and procedures to ensure that:

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1  The Senior Financial Officers of the Company are its principal executive officer, its principal financial officer, its principal accounting officer or controller, and any other persons performing similar functions.

  business transactions are properly authorized and completely and accurately recorded on the Company's books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established company financial policy;

  the retention or proper disposal of Company records shall be in accordance with established enterprise financial policies and applicable legal and regulatory requirements; and

  periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

III. Compliance with Applicable Laws, Rules and Regulations

Senior Financial Officers will establish and maintain mechanisms to:

  educate members of the finance organization about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the Company generally;

  monitor the compliance of the finance organization with any applicable federal, state or local statute, regulation or administrative rule; and

  identify, report and correct in a swift and certain manner, any detected deviations from any applicable federal, state or local statute or regulation.